EXHIBIT 15

November 7, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 7, 2016 on our review of interim financial information of Baxter International Inc. (the “company”) for the three and nine month periods ended September 30, 2016 and 2015 and included in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2016 is incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-28428, 33-54069, 333-10520, 333-43563, 333-47019, 333-71553, 333-80403, 333-88257, 333-48906, 333-62820, 333-102140, 333-104420, 333-104421, 333-105032, 333-143063, 333-174400, 333-174401, 333-206700 and 333-206701) and on Form S-3 (No. 333-207810).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois